INDEPENDENT CONSULTING AGREEMENT

WHEREAS, PUBLIC MEDIA WORKS, INC., a Delaware Corporation (herein referred to as the “Company”) and SALZWEDEL FINANCIAL COMMUNICATIONS, INC., an Oregon corporation (herein referred to as the “Consultant”), desire to enter into an independent consulting agreement:

NOW THEREFORE, the parties agree as follows:

1. Term. The term of the Agreement shall be from August 2, 2011 to February 1, 2012.

2. Remuneration. For undertaking the engagement, and for other good and valuable consideration, the Company agrees to issue, or have issued, to the Consultant a “Commencement Bonus” of 600,000 (Six Hundred Thousand) shares of the Company’s common stock (“Common Stock”) and 600,000 warrants to purchase Common Stock at a price of $0.10 per share for a period of 2 years with “cashless exercise” and pursuant to a mutually agreeable form of warrant agreement. This “Commencement Bonus shall be fully paid and non-assessable and stock certificates and a warrant agreement representing the Commencement Bonus shall be issued and delivered to Consultant within 30 days of execution of this Agreement. Additionally, the Company agrees to pay Consultant the sum of $10,000.00 cash per month due and payable on the 2nd of each month of this Agreement with the first such payment due on August 2, 2011.

All other terms (except for term and remuneration which are set forth above) of the previous Independent Consulting Agreement between the parties dated August 2, 2010 shall apply to this engagement and are incorporated herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 2, 2011.

Public Media Works, Inc.		Salzwedel Financial Communications, Inc.

By:	/s/ Marin W. Greenwald	By:	/s/ Jeffery L. Salzwedel
	Marin W. Greenwald, CEO		Jeffery L. Salzwedel, President